Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
InterDigital, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	3,291,524		$728,661,125.50	0.0001531	$111,558.02
Total Offering Amounts					$728,661,125.50		$111,558.02
Total Fee Offsets							$—
Net Fee Due							$111,558.02

(1)    Excludes 408,476 Shares that remained available for grant under InterDigital's 2017 Equity Incentive Plan as of March 31, 2025.
(2)    Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on the Nasdaq Stock Market on June 4, 2025, which was $221.38 per share. Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 also includes additional shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization or similar adjustments.